Exhibit 10.34
Hudson City Bancorp, Inc.
2006 Stock Incentive Plan
Performance Stock Option Agreement
Name:
Employee No.:
Address:
This Performance Stock Option Agreement is intended to set forth the terms and conditions on which a Performance Stock Option (an “Option”) has been granted under the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan (the “Plan”). Set forth below are the specific terms and conditions applicable to this Performance Stock Option. Attached as Exhibit A are its general terms and conditions.

Option Grant	(A)
Grant Date:	1/22/2010
Option Expiration Date*	1/21/2020
Class of Optioned Shares*	Common
No. of Optioned Shares*
Exercise Price per Share*
Option Type (ISO or NQSO)	NQSO
VESTING:
Earliest Exercise Date*	1/22/2013
Performance Condition(s)	See Appendix B to Exhibit A

*	Subject to adjustment as provided in the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan and Exhibit A attached hereto.
By signing where indicated below, Hudson City Bancorp, Inc. (the “Company”) grants this Performance Stock Option on the specified terms and conditions, and the Recipient acknowledges receipt of this Performance Stock Option Agreement, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein.

Hudson City Bancorp, Inc.		Recipient

By
	Name:	Name:
Title:
Instructions: This Performance-Based Stock Option Agreement should be completed by or on behalf of the Compensation Committee. Any blank space intentionally left blank should be crossed out. An option grant consists of a number of optioned shares with uniform terms and conditions. Where options are granted on the same date with varying terms and conditions (for example, varying exercise prices or earliest exercise dates), the options should be recorded as a series of grants each with its own uniform terms and conditions.

EXHIBIT A
Hudson City Bancorp, Inc. 2006 Stock Incentive Plan
Performance Stock Option Agreement
General Terms and Conditions
     Section 1. Option Size and Type. The number of shares of Common Stock, par value $.01 per share (“Shares”), that have been optioned to you is specified in this Performance Stock Option Agreement. If the “Option Type” shown for your Options is “ISO”, then your Options have been designed with the intent that they qualify to the maximum permissible extent for the special tax benefits applicable to incentive stock options under the Internal Revenue Code of 1986. If the “Option Type” shown for your Options is “NQSO” or is blank, incentive stock option tax treatment is not applicable.
     Section 2. Exercise Price. The Exercise Price for your Options is the price per Share at which you may acquire the Shares that have been optioned to you and is specified in this Performance Stock Option Agreement. As a general rule, the Exercise Price for your Option will not change unless there is a stock split, stock dividend, merger or other major corporate event that justifies an adjustment under section 15.3 of the Plan.
     Section 3. Vesting.
     (a) Vesting Conditions. You may not exercise your Options until they are vested. Your Options will be vested if and when you have satisfied BOTH of the following conditions:
•	You must remain in the continuous service of the Company, Hudson City Savings Bank or an affiliate of the Company by which you are employed (your “Employer”) through the Earliest Exercise Date shown in this Performance Stock Option Agreement (“Service Conditions”).

•	You must satisfy any Performance Condition(s) specified in this Performance Stock Option Agreement (“Performance Conditions”).
     As a general rule, if you have satisfied BOTH the Service Conditions and the Performance Conditions, you may acquire the Shares that have been optioned to you by exercising your Options. Otherwise, you may not. You exercise your Options by following exercise procedures prescribed by the Compensation Committee of the Company and available on request through the Company’s Human Resources Department.
     (b) Continued and Accelerated Vesting. If your service terminates with your Employer due to your Retirement (as defined in the Plan), any Options for which you have met the Service Conditions on or before the date of such Retirement, but which have not yet vested, will become vested on or following their Earliest Exercise Date, on satisfaction of their respective Performance Conditions, subject to your agreement to and continued compliance with the retirement agreement in section 14 of this Performance Stock Option Agreement. If your service terminates with your Employer due to your death or Disability (as defined in the Plan), all Service Conditions on your Options will be deemed fully satisfied, and the vesting of your Options will depend only on satisfaction of the Performance Conditions, without any further action on your part. In addition, in the event of Change in Control (as defined in the Plan) followed by your discharge without Cause (as defined in the Plan) or your resignation with Good Reason, your Options will be fully and immediately vested on the date your employment with your Employer terminates. You will be considered to have Good Reason for a voluntary resignation if: the effective date of resignation occurs within ninety (90) days after any of the following: (a) the failure of your Employer (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect you to the position(s) which you held immediately prior to the Change in Control (other than to any such position as an officer of its Board of Directors), or to a more senior office; (b) if you are or become a member of the Board of Directors of your Employer, the failure of the shareholders (whether in an election in which you stand as a nominee or in an election where you are not a nominee) to elect or re-elect you to membership at the expiration of your term of membership, unless such failure is a result of your refusal to stand for election; (c) a material failure by your Employer, whether by amendment of its certificate of incorporation or organization, by-laws, action of its Board of Directors or otherwise, to vest in you the functions, duties, or responsibilities prescribed in an employment or retention agreement (other than such functions, duties or responsibilities associated with a position as an officer of the Board of Directors); provided that you shall have given notice of such failure to the Company and your Employer and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (d) any reduction of your rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of your compensation as and when due; (e) any change in the terms and conditions of any compensation or benefit program in which you participate which, either individually or together with other changes, has a material adverse effect on the aggregate value of your total compensation package, disregarding for this purpose any change that results from an across-the-board reduction that affects all similarly situated employees in a similar manner; provided that you shall have given notice of such material adverse effect to the Company and your Employer, and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (f) any material breach by your Employer of any material term, condition or covenant contained in an employment or retention agreement; provided that you shall have given notice of such material breach to the Company and your Employer, and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; or (g) a change in your principal place of employment, without your consent, to a place that is not the principal executive office of your Employer or a relocation of your Employer’s principal executive office to a location that is both more than twenty-five (25) miles away from your principal residence and more than twenty-five (25) miles away from the location of your Employer’s principal executive office on the date of the Change in Control; or (h) if you are the Chief Executive Officer of the Company immediately prior to the Change in Control, any event or series of events that results in your ceasing to be the Chief Executive Officer (or most senior executive officer, however denominated) of a successor company (I) whose common equity securities are traded on a national securities exchange and (II) is the owner of 100% of the outstanding common stock of Hudson City Savings Bank or its successor and (III) is not controlled (within the meaning of the federal Change in Bank Control Act) by any other person or entity. You do not have to satisfy any Performance Conditions to qualify for accelerated vesting upon discharge without Cause or resignation with Good Reason following a Change in Control. Options that vest on an accelerated basis will, in general be exercisable as soon as they are vested.
     (c) Forfeitures. When you terminate service, you will forfeit all Options that have not vested, and do not vest on an accelerated basis on, or continue to vest following, your termination date due to the circumstances of your termination. When you forfeit Options, you relinquish any and all rights that you have to acquire the Shares underlying the Options.
     (d) Definition of Service. For purposes of determining the vesting of your Options, you will be deemed to be in the service of your Employer for so long as you serve in any capacity as a common-law employee, non-employee director or consultant of your Employer.
     Section 4. Exercise Period.
     (a) General. You will have the right to purchase all or any portion of your Option at any time during the period (“Exercise Period”) beginning on the applicable Earliest Exercise Date (or any earlier date when the Option has vested on an accelerated basis) and ending on the earliest to occur of the following dates:
     (i) the Option Expiration Date specified in this Performance Stock Option Agreement;
     (ii) the date and time of your Termination for Cause (as defined in the Plan) or voluntary resignation in anticipation of Termination for Cause;
     (iii) the last day of the three-month period that begins on the date and time you terminate Service, other than on, or in anticipation of, Termination for Cause, for any reason other than Retirement, death or Disability (each capitalized term as defined in the Plan);
     (iv) the last day of the five-year period that begins on the date and time you terminate Service, for death or Disability, or for Retirement subject to your agreement to and continued compliance with the retirement agreement in section 14 of this Performance Stock Option Agreement (each capitalized term as defined in the Plan); and
     (v) the last day of the ten-year period commencing on the date on which the Option was granted.
This paragraph (a) shall apply to each and every option to purchase Common Stock that has been granted to you under the Hudson City Bancorp., Inc. 2006 Stock Incentive Plan and is outstanding to you on January 22, 2010, The written agreement evidencing each such option is hereby amended to the extent necessary to give effect to the preceding sentence.
     (b) Special Circumstances in which the Exercise Period Will Be Extended.
     (i) If you hold vested Options and there is a Change in Control (as defined in the Plan) on or before the Option Expiration Date, the date on which the Exercise Period expires will be extended to the earliest of (A) the third (3rd) anniversary of the date of the Change in Control; and (B) the tenth (10th) anniversary of the Grant Date; or (C) any later date determined under section 4(b)(ii) of this Performance Stock Option Agreement.
     (ii) If on the date the vested Options are scheduled to expire, you are unable to exercise the Options or sell the Shares on a national securities exchange without violating applicable federal, state or local securities laws or the terms of a securities trading blackout or other trading suspension described in section 5.4(b)(iii) of the Plan, the Exercise Period will be extended to the earliest of (A) ninety (90) days after the last day of the trading suspension; and (B) the tenth (10th) anniversary of the Grant Date; or (C) any later date determined under section 4(b)(i) of this Performance Stock Option Agreement.
     (c) ISOs. To qualify for the favorable tax treatment accorded to incentive stock options, you must exercise any Options that are designated as ISOs within three months after you terminate service as a common-law employee of the Company and its subsidiaries for any reason other than disability and within one year after you terminate service as a common-law employee due to your death or disability. If they are exercised later, they will be subject to tax as if they were designated as NQSOs. If you die while you are a common-law employee of the Company and its subsidiaries, within three months after termination of service as a common-law employee for any reason other than your disability or within one year after your termination due to your disability, your estate or designated beneficiaries may be eligible for the favorable tax treatment accorded to Options designated as incentive stock options upon their exercise at any time during the remaining unexpired Exercise Period. Please refer to your Prospectus for a more detailed summary of tax consequences.
     Section 5. No Right to Continued Service. Nothing in this Performance Stock Option Agreement or any action of the Board or Committee with respect to this Performance Stock Option Agreement shall be held or construed to confer upon you any right to a continuation of service by your Employer. You may be dismissed or otherwise dealt with as though this Performance Stock Option Agreement had not been entered into.
     Section 6. Taxes. Where any person is entitled to receive Shares pursuant to the exercise of the Option granted hereunder, the Company shall have the right to require such person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.
     Section 7. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:
     If to the Company:
Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
Attention: Corporate Secretary
     If to your Employer, to the Employer in care of Hudson City Bancorp, Inc., at the Company’s address specified for notices under this Performance Stock Option Agreement
     If to the Recipient, to the Recipient’s address as shown in the Company’s records.
     Section 8. Restrictions on Transfer. The Options granted hereunder shall not be transferable by the Recipient other than by will or by the laws of descent and distribution, to a Family Member (as defined in the Plan) or as otherwise permitted by the Plan. To designate a Beneficiary to receive any Options that remain outstanding at the time of your death, you must complete and file the Beneficiary Designation attached to this Performance Stock Option Agreement as Appendix A or another form provided by the Human Resource Department.
     Section 9. Successors and Assigns. This Performance Stock Option Agreement shall inure to the benefit of and shall be binding upon the Company and you and the Company’s successors and assigns and your respective heirs, successors and assigns.
     Section 10. Construction of Language. Whenever appropriate in the Performance Stock Option Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Performance Stock Option Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan, as amended from time to time.
     Section 11. Governing Law. This Performance Stock Option Agreement shall be construed, administered and enforced according to the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law. The federal and state courts located in the Counties of New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of this Performance Stock Option Agreement. By accepting this Performance Stock Option Agreement, you agree to submit yourself, and any such legal action as you shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.
     Section 12. Amendment. This Performance Stock Option Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.
     Section 13. Plan Provisions Control. This Performance Stock Option Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Performance Stock Option Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Performance Stock Option Agreement, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Performance Stock Option Agreement, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Performance Stock Option Agreement.
     Section 14. Retirement Agreement. The following terms apply subject to your termination of employment with your Employer due to your Retirement (as defined in the Plan), while unexercised Options remain under this Restricted Stock Option Agreement.
          (a) Covenants.
     (i) Confidential Information. Unless you obtain the prior written consent of your Employer, you shall keep confidential and shall refrain from using for the benefit of yourself, or any person or entity other than your Employer and its parents and subsidiaries and any subsidiary of any of your Employer’s parents (your Employer and such entities collectively, your “Employer’s Affiliated Group”), any material document or information obtained from a member of your Employer’s Affiliated Group in the course of your service with any of them concerning their current or planned future properties, operations or business, including but not limited to information concerning your Employer’s current and future customers (the “Confidential Information”) unless and until such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of your own; provided, however, that nothing in this section 14(a)(i) shall prevent you, with or without your Employer’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is compelled under applicable law; in such event, you shall, to the extent practicable under the circumstances, notify your Employer in advance of and afford your Employer an opportunity, at its own expense, to take action to prevent or limit the scope of such participation or disclosure.
     (ii) Proprietary Information. You acknowledge that, during the course of your service to your Employer, you have, alone or jointly with others, developed or had access to information (whether in written, oral, electronic or other form) concerning your Employer’s Affiliated Group’s business plans, marketing plans, methods and surveys, product and service design, development and pricing plans and methods, customer lists, prospect lists, customer relationship information and need assessments, profitability assessments, technology, service marks, trademarks and other intellectual property, trade secrets, know-how and other proprietary information concerning the Employer’s Affiliated Group (the “Proprietary Information”). You acknowledge that all such Proprietary Information is, as between you and the Employer’s Affiliated Group, the sole property of the Employer’s Affiliated Group and that you have no right, title or interest therein. During your service to the Employer and at all times thereafter, you shall refrain from using any Proprietary Information for the benefit of any person or entity other than the Employer’s Affiliated Group. At any time upon the Employer’s request, and in any event upon your termination of service with the Employer, you shall promptly return to the Employer all Proprietary Information in your possession in any form or media and all laptop computers, cell phones and other property of the Employer’s Affiliated Group in your possession and shall, if requested to do so by the Employer, certify in writing that any Proprietary Information not so returned has been destroyed.
     (iii) Non-disturbance. The Employer’s Affiliated Group conducts a commercial banking business at branch locations in New York, New Jersey and Connecticut (such states, together with any other city or county in which Hudson City Savings Bank subsequently maintains or establishes a plan to open a branch office, the “Employer’s Geographic Market”). You shall not, without the written consent of the Employer, either directly or indirectly: (1) solicit, offer employment to, or take any other action intended to cause, any officer or employee of the Employer’s Affiliated Group to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any entity that directly or indirectly competes with the Employer’s Affiliated Group in the Employer’s Geographic Market; (2) other than in a manner consistent with Employer policy, solicit, provide any information, advice or recommendation or take any other action intended to have the effect of causing any customer of the Employer’s Affiliated Group to terminate an existing business or commercial relationship with the Employer’s Affiliated Group.
     (iv) Non-derogation. You shall refrain from making any statement (whether or not in writing) concerning the Employer’s Affiliated Group or its business, operations, customers, directors, officers, employees or owners that you intend, or that a reasonable person acting in like circumstances would expect, to impair in any respect the Employer’s Affiliated Group’s business, operations or reputation.

     (b) Reasonableness of Covenants. You acknowledge that: (i) the Employer has a legitimate business interest in preserving its investment in its Confidential Information and Proprietary Information, and its relationships with its officers, employees, and customers; (ii) the restrictions set forth in this section 14 constitute reasonable restrictions to protect the Employer’s legitimate business interests; (iii) such restrictions are reasonable in duration, geographic scope and scope of business protected; (iv) observing such restrictions will not unreasonably impair your ability to seek or secure employment following your Retirement (as defined in the Plan) from your Employer; and (v) the continued vesting provided under section 3(b) of this Performance Stock Option Agreement and the extended Exercise Period provided under section 4(a)(iv) of this Performance Stock Option Agreement, constitute adequate consideration for his adherence to such restrictions. If you have any unexercised Options under this Performance Stock Option Agreement on the date of your Retirement (as defined in the Plan), you waive your right, as of your Retirement (as defined in the Plan), in any action or proceeding relating to the enforcement or enforceability of the provisions of this section 14, to make any argument or assertion to the contrary.
     (c) Specific Performance. You acknowledge that money damages will not be an adequate remedy for your failure to observe or perform any of the covenants set forth in section 14(a). Therefore, your Employer shall have the right to apply to any court of competent jurisdiction for equitable relief, including but not limited to a temporary restraining order or injunction ordering specific performance. You hereby waive your right, in any action or proceeding relating to any application for equitable relief, to make any argument or assertion to the contrary.
     (d) Reformation or Modification. In the event that this section 14 or any portion hereof shall be found by an arbitrator or court of competent jurisdiction to be unenforceable as written, such court or arbitrator shall, and is hereby authorized, to modify this section 14 or any portion thereof in such manner as it determines to be necessary to render this section 14 enforceable to the maximum possible extent and to enforce this section 14 as so modified.
Appendix A to Performance Stock Option Agreement
Hudson City Bancorp, Inc. 2006 Stock Incentive Plan

Performance Stock Option – Beneficiary Designation Form

GENERAL INFORMATION	Use this form to designate the Beneficiary(ies) who will receive vested Performance Stock Options outstanding to you at the time of your death.

Name of Person
Making Designation	Employee No.

BENEFICIARY DESIGNATION	Complete sections A and B. If no percentage shares are specified, each Beneficiary in the same class (primary or contingent) shall have an equal share. If any designated Beneficiary predeceases you, the shares of each remaining Beneficiary in the same class (primary or contingent) shall be increased proportionately.
A. PRIMARY BENEFICIARY(IES). I hereby designate the following person(s) as my primary Beneficiary(ies), reserving the right to change or revoke this designation at any time prior to my death:

Name	Address	Relationship	Birth Date	Share

%

%

%

Total = 100%
B. CONTINGENT BENEFICIARY(IES). I hereby designate the following person(s) as my contingent Beneficiary(ies) to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death with respect to all outstanding Performance Stock Options:

Name	Address	Relationship	Birth Date	Share

%

%

%

Total = 100%
I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Corporate Secretary of Hudson City Bancorp, Inc. prior to my death. I also understand that an effective Beneficiary Designation revokes my prior designation(s) with respect to all stock options outstanding to me under the 2006 Stock Incentive Plan and any other prior or subsequent stock option plan, program or arrangement of Hudson City Bancorp, Inc.

S	H
I	E
G	R	Your Signature	Date
N	E

Internal Use Only

This Beneficiary Designation was received by the Corporate Secretary of Hudson City Bancorp, Inc. on the date indicated.		Comments

By
Authorized Signature Date

Appendix B to Performance Stock Option Agreement
Hudson City Bancorp, Inc.
2006 Stock Incentive Plan
Performance Conditions for Performance Stock Options Granted on January 22, 2010
1.	As to one-half (1/2) of the awarded Performance Stock Options: Diluted Earnings Per Share:

Measurement Period:	the period beginning January 1, 2010 and ending December 31, 2012

Performance Criterion:	the Company’s Diluted Earnings Per Share calculated quarterly on a consolidated basis equal to profit for the quarter divided by the number of shares of the common stock that would be outstanding if all convertible securities were exercised, as reported in the Company’s Consolidated Statements of Income, determined on the basis of generally accepted accounting principles consistently applied in the preparation of the Company’s financial statements as of January 22, 2010, as reported in the Company’s Selected Financial Ratios.

Performance Condition:	the sum of the Company’s Diluted Earnings Per Share for any four consecutive quarters in the Measurement Period must be greater than or equal to $1.18.
2.	As to one-half (1/2) of the awarded Performance Stock Options: Operating Efficiency:

Measurement Period:	the period beginning January 1, 2010 and ending December 31, 2012

Performance Criterion:	the Company’s Efficiency Ratio calculated quarterly on a consolidated basis and equal to the ratio of (1) total non-interest expense to (2) the sum of interest income plus total non-interest income, as reported in the Company’s Selected Financial Ratios

Performance Condition:	The Company’s average quarterly Efficiency Ratio for the Measurement Period must be less than or equal to 25%
Whether or not the Performance Conditions have been satisfied will be determined by the Committee on or as soon as practicable following the last day of the Measurement Period. The Committee shall adjust the Performance Conditions in such manner as it, in its discretion, may determine to be necessary or appropriate to prevent material impact on the rights of holders of Performance Stock Options from one or more of the following events, if such event(s) would impact the Performance Conditions:
•	the Company’s purchase or sale of any business entity during the Measurement Period;

•	any cost fees or assessments imposed on the Company or a subsidiary by governmental authorities pursuant to (a) changes in law rule, regulation or policy adopted during the Measurement Period or (b) exercise of administrative discretion announced during the Measurement Period; or

•	unforeseen or extraordinary circumstances (including but not limited to increases in non-performing assets that to do not result in actual losses).